Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Cable Corporation:
We consent to the incorporation by reference in Registration Statement Nos. 333-28965, 333-31865, 333-31867, 333-31869, 333-31871, 333-89629, 333-51812, 333-51818, 333-51822, 333-58792 and 333-125190 on Form S-8; Post-effective Amendment No. 1 to Registration Statement No. 333-59125 on Form S-8; and Registration Statement No. 333-138511 on Form S-3 of our reports dated March 1, 2007, relating to the consolidated financial statements and financial statement schedule of General Cable Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” on January 1, 2006 and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” on December 31, 2006), and management’s annual report on the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of General Cable Corporation and subsidiaries for the year ended December 31, 2006.
DELOITTE & TOUCHE LLP
Cincinnati, Ohio
March 1, 2007